Q&A on proxy statement filing for nine Putnam closed-end funds:

Putnam California Investment Grade Municipal Trust

Putnam High Yield Municipal Trust

Putnam Investment Grade Municipal Trust

Putnam Managed High Yield Trust

Putnam Managed Municipal Income Trust

Putnam Municipal Bond Fund

Putnam Municipal Opportunities Trust

Putnam New York Investment Grade Municipal Trust

Putnam Tax-Free Health Care Fund

In early September 2005, proxy materials will be mailed to shareholders of the nine Putnam closed-end funds listed above. There will be four separate proxy statements: one each for Putnam California Investment Grade Municipal Trust, Putnam Managed High Yield Trust, and Putnam Tax-Free Health Care Fund, and a fourth proxy statement covering each of the remaining six funds. This Q&A contains information on the five different proposals in the proxy statements, including one proposal to convert two of the funds (Putnam High Yield Municipal Trust and Putnam Managed Municipal Income Trust) into open-end funds.

What proposals are included in the proxy?

1.   Fixing the number of Trustees and electing your fund’s nominees for Trustees.

Currently, 12 Trustees serve on the board of each of the three funds. This proposal asks shareholders to consider two things: fixing the number of Trustees at 12 and electing the 12 current Trustees on each fund’s board. These closed-end funds are required to hold annual shareholder meetings for the purpose of electing Trustees. Details about each of the Trustees/nominees and their professional background are included in the proxy materials. Ten of these 12 Trustees, including the Chairperson, are Independent Trustees, which means they are not affiliated with the investment advisor (i.e., Putnam Management). For funds with preferred shares (i.e., all of the funds listed above except Putnam Managed High Yield Trust and Putnam Tax-Free Health Care Fund), preferred shareholders have the exclusive right to elect two nominees; the common and preferred shareholders vote together to elect the other 10 nominees.

2.   A proposal to amend fundamental investment restriction for Putnam Managed High Yield Trust and Putnam Tax-Free Health Care Fund with respect to borrowing and (for Putnam Tax-Free Health Care Fund) the issuance of senior securities.

Currently, Putnam Managed High Yield Trust and Putnam Tax-Free Health Care Fund are restricted from engaging in investment leverage through borrowing money (for example, from a bank or other lender) or through issuing preferred shares. Through leverage, the funds would seek to raise money that could be invested, with the object of earning an investment return that exceeds the costs of leveraging — including interest payments and other fees paid to a lender. This proposal, if accepted by shareholders, would permit each fund to borrow money and, for Putnam Tax-Free Health Care Fund (but not for Putnam Managed High Yield Trust), to issue senior securities, to the extent allowable under the Investment Company Act of 1940.

3.   A proposal to amend and restate the Management Contracts between Putnam Managed High Yield Trust and Putnam Tax-Free Health Care Fund and Putnam Investment Management, LLC, to take into account investment leverage in calculating fees.

Currently, these funds’ management contracts outline a fee calculation method that is based on the “net assets” of the fund, which by definition do not include assets acquired through leverage, as described in proposal 2. Under this proposal to amend the funds’ management contracts, the quarterly fee paid to Putnam Management by each fund would no longer be equal to a percentage of the average of weekly determinations of the net asset value of the fund, but would be based on the fund’s “average weekly assets,” which would include the value of leveraged assets (including outstanding borrowings and, in the case of Putnam Tax-Free Health Care Fund, any outstanding preferred shares). This proposal to amend the funds’ management contracts would bring Putnam Management’s fee in line with the amount of assets it would be managing on behalf of each fund if restrictions on investment leverage were lifted, as described in proposal 2.  Putnam Management would continue to be paid according to the fund’s regular asset breakpoint schedule.  For Putnam Tax-Free Health Care Fund, the amended contract also reflects a management fee reduction that was previously agreed upon between Putnam Management and the fund’s Trustees (see August 2005 press release for more details). In addition, the proposed amended contracts contain a fee reduction mechanism that reduces Putnam Management’s fee, dollar-for-dollar, whenever the costs associated with using leverage (such as interest on borrowings or dividend payments on preferred shares, in the case of Putnam Tax-Free Health Care Fund) exceed the net income generated by the assets representing leverage.

4.   A proposal to convert two of the funds into open-end investment companies (Putnam High Yield Municipal Trust and Putnam Managed Municipal Income Trust only).

1.   The Declarations of Trust of Putnam High Yield Municipal Trust and Putnam Managed Municipal Income Trust each contain a conversion proposal requirement that has been triggered by the discount at which shares of the funds traded toward the close of each fund’s most recent fiscal year. For each fund, this requirement states that shareholders must be given an opportunity to vote on a proposal to convert the fund from closed-end to open-end status if the fund’s shares have traded at an average discount of more than 10% from their net asset value per share during the last 12 calendar weeks of the preceding fiscal year (measured as of the last trading day in each such week). Putnam High Yield Municipal Trust and Putnam Managed Municipal Income Trust traded at an average discount of 10.7% and 13.6%, respectively, during each fund’s respective 12-week period (5/25/05 for Putnam High Yield Municipal Trust, 10/29/04 for Putnam Managed Municipal Income Trust), thus triggering the proposal requirement for each fund.

5.   A shareholder proposal for Putnam California Investment Grade Municipal Trust to direct the Trustees of the fund to consider merging the fund into the open-end Putnam California Tax Exempt Income Fund or other means to permit fund shareholders to realize the net asset value of their shares.

A shareholder of Putnam California Investment Grade Municipal Trust has proposed that the Trustees consider means to address the current discount to net asset value of the fund’s shares (as traded on the American Stock Exchange), principally a merger of the fund into the open-end Putnam California Tax Exempt Income Fund.  It is important to note that this is not a proposal formally to approve a merger or other transaction; it only directs the Trustees to consider taking further action.  The Trustees recommend that shareholders vote against this proposal.  The Trustees have noted that the closed-end Putnam California Investment Grade Municipal Trust has historically significantly outperformed the open-end fund, both at net asset value and at market price, and that the closed-end fund’s yield has likewise historically been appreciably higher than that of the open-end fund. The Trustees believe that these performance differentials are attributable in large part to the fund’s closed-end status, including its ability to remain fully invested at all times and its ability to use leverage through issuing preferred shares.  The Trustees believe that a merger or other transaction, while providing a one-time economic benefit to shareholders by way of effectively removing the trading discount, is not justified in light of the closed-end fund’s relative advantages over its open-end fund counterpart.

How do your fund’s Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote for each of the proposals listed above, with the exception of proposal 5, the shareholder proposal for Putnam California Investment Grade Municipal Trust, and proposal 4, the proposal to convert Putnam High Yield Municipal Trust and Putnam Managed Municipal Income Trust into open-end investment companies.

Why are the Trustees recommending a vote against a conversion (Putnam High Yield Municipal Trust and Putnam Managed Municipal Income Trust only)?

The Trustees recommend a vote against conversion because they believe that the funds are afforded significant investment advantages as a result of their closed-end status. The Trustees regularly review the overall performance and trading information for your fund and all of the Putnam closed-end funds. At a meeting held in July of this year, the Trustees of your fund carefully evaluated the fund’s investment performance, the trading history across market cycles of its shares relative to that of other funds in the same peer group, an analysis of the effects on the fund of its shares trading at a discount to net asset value, and information about the possible advantages and disadvantages of converting to an open-end fund. This meeting was preceded by several meetings earlier in the year at which the Trustees discussed these matters generally with respect to several Putnam closed-end funds, including your fund. The Trustees believe that the continued operation of each fund as a closed-end fund is in the best long-term interests of the funds’ shareholders, and recommend a vote against the conversion of the funds to open-end status at this time.

What are the benefits of maintaining the funds’ closed-end status?

The Trustees believe that the funds’ closed-end status gives the investment advisor certain flexibilities that would be compromised if the funds converted to open-end status. For example, the shares of closed-end funds are not redeemable like open-end fund shares, which means closed-end funds do not need to maintain investments in short-term, lower-yielding investments in anticipation of possible redemptions. Similarly, because they are not subject to sales and redemptions, closed-end funds do not experience the types of cash flow fluctuations that can require an open-end fund to invest new cash acquired through sales — or sell securities to meet redemptions — at inopportune times.

Would fund expenses be affected by a conversion to open-end status?

The Trustees believe the conversion to open-end status would likely increase fund expenses. For example, if the funds convert to open-end status, the Trustees would consider recommending certain steps for marketing the fund’s shares effectively. These would include the adoption of a distribution, or 12b-1, plan, which would permit the funds to pay annual distribution fees of up to 0.35% of average annual net assets to Putnam Retail Management for the marketing support associated with selling fund shares. Putnam open-end funds currently pay 12b-1 fees of 0.25% on class A shares.

Furthermore, the Trustees believe that a conversion to open-end status would increase the possibility of redemptions by existing shareholders of the fund. This would cause the fund to shrink following conversion, resulting in an increased expense ratio for remaining shareholders. If shareholders were to approve the conversion to open-end status, the Trustees would reserve the right to impose redemption fees on shares redeemed within a specified time following conversion, but there is no guarantee that such a measure would significantly reduce redemptions. Most of the open-end Putnam funds are subject to a 2% redemption fee on sales (by redemption or exchange) of shares within 5 calendar days of purchase. If the funds convert to open-end status, the Trustees expect to approve a similar redemption fee as an ongoing feature of the funds.

Are there potential tax consequences if the funds convert?

If the investment manager needed to sell securities to meet redemptions, there may be adverse tax consequences for the remaining shareholders. If the funds sell securities and realize a gain for tax purposes, the funds may be required to make distributions of the taxable gain to remaining shareholders, who would then be liable themselves for tax on such gains.

Would there be an effect on the funds’ yield if the funds convert?

The conversion could result in a lower yield for remaining shareholders in light of the reduced investment flexibility that comes with open-end status. (There is no guarantee, however, that yields would be affected at all.) A reduction in yield would be inconsistent with the funds’ investment objective of seeking high current income.

Why have the funds’ shares been trading at a discount?

There is no definitive reason why closed-end funds trade at a discount or a premium. When a fund trades at a discount, it is usually reflective of lower demand on the part of investors. Demand for closed-end funds can fluctuate based on, among other things, interest-rate cycles, other market conditions, or perceptions of a fund’s investment advisor.

What are the possible advantages of converting the funds to open-end status?

By converting to open-end status, each fund would immediately offer shareholders the ability to redeem shares at their net asset value less any redemption fee that the Trustees may impose. As of July 31, 2005, the market price of shares in Putnam High Yield Municipal Trust and Putnam Managed Municipal Income Trust represented a discount of 10.05% and 6.39%, respectively, to their net asset values per share. This means that if a shareholder sold shares of Putnam High Income Bond Fund or Putnam Premier Income Trust on that date, he or she would have received only 89.95% or 93.61% respectively, of their pro rata share of the fund’s assets. If the fund were converted, you would be able to receive 100% of your pro rata share less any redemption fee imposed by the Trustees. If the fund’s shares were still trading at a discount immediately prior to the fund’s conversion, this would represent a one-time increase in the value of your shares. There is no guarantee that the fund’s shares will continue to trade at a discount prior to conversion.

A possible consequence of a conversion to open-end status is a decrease in the funds’ expense ratio that could result if either fund grew significantly in size as a result of net sales of new shares. As an open-end fund, the funds would be continuously offering new shares to the public. If more new shares are sold than are redeemed, the fund could grow in size, potentially resulting in a lower effective management fee and a lower expense ratio. Putnam Retail Management has advised the Trustees, however, that it does not expect that the fund would grow significantly in size following a conversion to open-end status.

Will converting to open-end status improve the funds’ investment performance?

The Trustees do not believe that the funds’ investment performance at net asset value will be significantly affected if they convert to open-end status. It is possible that the fund’s yield could decrease following conversion. The funds’ investment objectives and principal investment strategies will remain the same if the funds convert. As described above, if either fund were to grow significantly after conversion through sales of new shares, the fund’s expense ratio could decline, which would increase returns. However, Putnam Retail Management has advised the Trustees that it does not expect the funds to benefit from significant sales of new shares if the funds were to convert.

What are the principal differences between a closed-end and an open-end fund?

➢ Closed-end funds raise their capital through an initial public offering and generally do not — except through leveraging strategies — raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited. Open-end funds, by contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, open-end funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

➢ Shares of closed-end funds are not redeemable but are bought and sold at current market prices on the stock exchanges on which they are listed. Shares of open-end funds, by contrast, may be redeemed at any time at their net asset value, less any applicable redemption fee.

➢ Both closed-end and open-end funds are subject to the same regulatory requirements that are enforced by the Securities and Exchange Commission (SEC). Closed-end funds, however, are listed on securities exchanges, such as the New York Stock Exchange or the American Stock Exchange. Unlike closed-end funds, open-end funds are required to maintain current registrations under federal and state securities laws, which involve additional ongoing costs to open-end funds.

➢ As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, might tend to reduce the investment flexibility of open-end funds. In addition, closed-end funds are afforded more flexibility under the Investment Company Act of 1940 compared to open-end funds to use various forms of leverage, including issuing preferred shares and borrowing money from banks and other lenders.

If the conversion is not approved, will the funds continue in their current form?

Yes. In the event that shareholders do not approve the conversion of the funds to open-end status, the funds would continue to operate as closed-end funds. Shareholders would be given the opportunity to vote on a proposed conversion to open-end status in future years if either fund’s shares again trade at discounts sufficient to meet the requirement of the Declaration of Trust described above.

Does Putnam expect the conversion to be approved?

As a matter of policy, Putnam does not comment on the progress of ongoing proxy campaigns. Recently shareholders voted on the proposal to convert two Putnam closed-end funds (Putnam High Income Bond Fund and Putnam Premier Income Trust) to open end funds. At their annual meeting in July 2005, shareholders voted against the conversion. The affirmative vote of more than 50% of the shares outstanding as of the record date (April 18, 2005) was required to pass the proposal.  Fewer than 11% of each fund’s outstanding shares were voted in favor of the proposal.

Shares of closed-end funds trade on a stock exchange at market prices, which may be lower than a fund’s net asset value.

RISK ASSOCIATED WITH CLOSED-END FUNDS

Putnam California Investment Grade Municipal Trust: The fund invests in fewer issuers or concentrates its investments by region or sector, and involves more risk than a fund that invests more broadly. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam High Yield Municipal Trust: Lower-rated bonds may offer higher yields in return for more risk. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam Investment Grade Municipal Trust: Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam Managed High Yield Trust: Lower-rated bonds may offer higher yields in return for more risk. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam Managed Municipal Income Trust: Lower-rated bonds may offer higher yields in return for more risk. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam Municipal Bond Fund: Lower-rated bonds may offer higher yields in return for more risk. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam Municipal Opportunities Trust: Lower-rated bonds may offer higher yields in return for more risk. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam New York Investment Grade Municipal Trust: The fund invests in fewer issuers or concentrates its investments by region or sector, and involves more risk than a fund that invests more broadly. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

Putnam Tax-Free Health Care Fund: Lower-rated bonds may offer higher yields in return for more risk. The fund invests in fewer issuers or concentrates its investments by region or sector, and involves more risk than a fund that invests more broadly. Capital gains, if any, are taxable for federal and, in most cases, state purposes. For some investors, investment income may be subject to the federal alternative minimum tax. Income from federally exempt funds may be subject to state and local taxes. Mutual funds that invest in bonds are subject to certain risks including interest-rate risk, credit risk, and inflation risk. As interest rates rise, the prices of bonds fall. Long-term bonds are more exposed to interest-rate risk than short-term bonds. Unlike bonds, bond funds have ongoing fees and expenses.

For more information about the risks, fees, and expenses of investing in a closed-end fund, talk to your financial advisor.

Putnam Retail Management                                                                                            xxxxx 8/05